Remark Media Adopts Tax Benefit Preservation Plan to Protect its Net Operating Loss Carryforwards

Will Submit the Plan for Stockholder Approval at the 2015 Annual Meeting of Stockholders

LAS VEGAS, NV, June 4, 2015 - Remark Media, Inc. (NASDAQ: MARK) today announced that its Board of Directors has adopted a plan, known as the Tax Benefit Preservation Plan, designed to protect the significant potential long-term tax benefits presented by the company’s net operating losses. Remark intends to seek stockholder approval of the plan at its upcoming 2015 Annual Meeting of Stockholders.

The company had net operating losses for U.S. federal income tax purposes totaling approximately $53.2 million as of December 31, 2014. Pursuant to U.S. federal income tax rules, Remark’s use of its net operating losses to offset future taxable income could be substantially limited if the company experiences an “ownership change” as that term is defined in §382 of the Internal Revenue Code. In general, §382 states that an ownership change occurs if a stockholder or a group of stockholders that is deemed to own at least 5% of a company’s common stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a rolling three-year period. During its 2014 tax year, Remark analyzed recent acquisitions and changes in the ownership of its common stock and determined that, as a result of certain transactions during 2012 and 2013, it had experienced ownership changes as defined in §382. As a result, the company will likely not be able to use $18.6 million of its net operating losses for U.S. federal income tax purposes.

“The Board adopted the Tax Benefit Preservation Plan to protect the value of our net operating losses, which we consider to be a significant corporate asset,” said Kai-Shing Tao, Remark’s CEO and Chairman of the Board. “We believe that the plan serves the best interests of our stockholders and is similar to plans adopted by many other public companies with significant tax attributes.”

In connection with its adoption of the Tax Benefit Preservation Plan, Remark declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock to its stockholders of record as of the close of business on June 15, 2015. After the plan takes effect, any person or group that acquires beneficial ownership of 4.99% or more of Remark’s common stock without the approval of Remark’s Board would be subject to significant dilution in that person’s or group’s ownership interest in Remark. Stockholders who currently beneficially own 4.99% or more of the outstanding shares of the company’s common stock will not trigger the preferred share purchase rights unless they acquire beneficial ownership of additional shares.

The preferred share purchase rights expire on the earliest of: (i) 5:00 p.m., New York City time, on the date that the votes of the company’s stockholders with respect to its 2015 Annual Meeting of Stockholders are certified, unless the plan is approved by the affirmative vote of the majority of the votes cast on the matter at the meeting; (ii) 5:00 p.m., New York City time, on June 4, 2018; (iii) the time at which the rights are redeemed or exchanged under the plan; (iv) the repeal of §382 or any successor statute and the Board’s determination that the plan is no longer necessary for preservation of Remark’s net operating losses; or (v) the beginning of one of the company’s taxable years to which the Board determines that no net operating losses may be carried forward.

The issuance of the rights will not affect Remark’s reported earnings per share, nor is it taxable to the company or its stockholders.

The company will file a Current Report on Form 8-K and a Registration Statement on Form 8-A with the SEC, each containing additional information regarding the Tax Benefit Preservation Plan.
About Remark Media

Remark Media, Inc. (NASDAQ: MARK) is a global digital media company focusing on the 18-year-old to 34-year-old. The company’s primary operations consist of owning and operating digital media properties, such as websites and applications for mobile devices, that provide unique, dynamic digital media experiences in multiple content verticals, including personal finance, young adult lifestyle, travel, education and entertainment. Remark’s websites and mobile applications provide what it believes are compelling content, trusted brands, and valuable resources for consumers.

The company is headquartered in Las Vegas, Nevada, with additional operations in Beijing, China and Sao Paolo, Brazil. For more information, please visit www.remarkmedia.com.

Forward-looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media’s filings with the SEC, and include but are not limited to: its losses and need to raise capital; its ability to procure content and monetize audiences; recent and future changes in technology, services and standards; a disruption or failure of its or its vendors’ network and information systems or other technology relied on by Remark Media; changes in consumer behavior, including changes in spending behavior and changes in when, where and how content is consumed; the popularity of its products and services; changes in its plans, initiatives and strategies, and consumer acceptance thereof; competitive pressures, including as a result of user fragmentation and changes in technology; changes in advertising market conditions or advertising expenditures due to, among other things, economic conditions, changes in consumer behavior, pressure from public interest groups, changes in laws and regulations and other societal or political developments; piracy and Remark Media’s ability to exploit and protect its intellectual property rights in and to its content and other products; restrictions on intellectual property under agreements with third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the Internet sector in foreign countries, especially China; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause the company’s actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Contact:

Douglas Osrow
+1 (702) 701-9514 ext. 3025
dosrow@remarkmedia.com